SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party Other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ] Confidential, for Use of the
                                              Commission Only (as permitted by
[ ]  Definitive Proxy Statement               Rule 14a-6(e)(2))

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   PACIFICORP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

For further information:                                      For Release
Rachel Sherrard, for ScottishPower, 503 813 7102              May 19, 1999
Leslie Carlson, for PacifiCorp, 503 813 7282


                         Oregonians outline benefits of
                         ScottishPower-PacifiCorp merger

     PORTLAND, Oregon - Some members of Oregon civic and community groups spoke out positively about the merger between PacifiCorp and ScottishPower today, as the Oregon Public Utility Commission held a public meeting to solicit input on the deal. The meeting in Portland was the first of four to be held across the state between May 19 and May 27.

     Advocates have cited ScottishPower's commitment to enhanced service for customers and its focus on improving local communities following completion of the merger.

     Jay Formick, an advocate for low-income electric customers, attended the public meeting on Wednesday and stated that the combination of ScottishPower and PacifiCorp will be of benefit to those who need heating assistance.

     "PacifiCorp and ScottishPower have pledged to double corporate donations to non-profit heating assistance programs that help low-income customers stay warm," said Formick. "This will double the number of customers helped by heating assistance each year."

     Cornetta Smith, Executive Director of the Albina Ministerial Alliance, also attended Wednesday's meeting and mentioned ScottishPower's many community improvement initiatives. The Albina Ministerial Alliance is a referral agency for low-income individuals in inner North and Northeast Portland.

     "Scottish Power's Learning Centers, energy assistance and school-to-work programs are impressive," Smith said. "Their committment to bring resources and expertise to partner with our communities will improve job opportunities for youth and low income clients."

                                     -more-

     "I am impressed with the depth and breadth of ScottishPower's education initiatives," said Rene Leger, Executive Director of Worksite 21, who could not attend the public meeting. "ScottishPower is very committed to supporting Oregon's school-to-work initiatives and seems genuinely interested in responding to the needs of communities." Worksite 21 is a non-profit organization that was created to help employers develop and maintain partnerships with education.

     Astoria Mayor Willis Van Dusen, who also could not attend Wednesday's meeting, voiced his support for ScottishPower's community initiatives.

     "ScottishPower has convinced me that they are interested in what happens in rural Oregon," Van Dusen said. "They do a lot for rural areas in the United Kingdom and I believe that they will do the same things here."

     In testimony filed in February with the Oregon Public Utility Commission, ScottishPower outlined a comprehensive package of customer service improvements
- backed by payments to customers - designed to make PacifiCorp one of the top ten performing utilities in the U.S. following the merger.

     The next PUC public comment meetings on the merger will be held in Medford on May 25, Klamath Falls on May 26 and Bend on May 27.

[PacifiCorp Logo]                                           [ScottishPower Logo]



Dear Customers:

As you may already know, our two companies are proposing to merge. We believe that, together, we can improve the way PacifiCorp does business and become a model of excellent service, sound environmental practices, and positive community involvement.

Recently, we shared with you a number of environmental initiatives and an unprecedented package of 15 customer service standards that we will implement when our proposed merger is approved. Today, we'd like to discuss how our companies will help nurture and strengthen communities through our expanded educational and community service commitments.

We're committed to enriching the communities we serve.

PacifiCorp is proud of its long-standing support of our communities. Through the PacifiCorp Foundation, we have contributed $25 million to qualified non-profit arts/culture, education, health, and welfare organizations over the past 10 years. In an effort to build on this commitment and expand the reach of the Foundation within our communities, ScottishPower has pledged an additional $5 million to the Foundation endowment fund when the merger is completed.

We'll focus on youth and encouraging life-long learning.

Education is the cornerstone of any thriving community. In our merger filing, we have outlined a range of programs designed to promote life-long learning among PacifiCorp staff, as well as their families, students, and other groups and individuals throughout our communities.

Our proposed educational programs will:

o Introduce school-to-work initiatives with state education authorities and local business communities to encourage mentoring and work-shadowing programs for young people.
o Build on existing energy efficiency and electric safety education programs for students and communities.
o Establish "Open Learning Centers" for a large portion of PacifiCorp staff. Modeled on ScottishPower's successful network of 51 Open Learning Centers in the United Kingdom, the U.S. centers will provide employees with the opportunity to acquire new skills ranging from distance learning degrees and language classes to car repair and technical training and apprenticeship opportunities. Over time, these centers will be available to the families of employees and, ultimately, community groups.

We'll support the needs of all our customers.

We will increase PacifiCorp's involvement with non-profit heating assistance programs. Currently, PacifiCorp solicits contributions and then donates funds from customers to support the energy needs of low-income families. ScottishPower proposes to match customer donations annually and, by introducing innovation to conservation, energy efficiency, and low-income programs, proposes to double the number of customers served by this program.

In addition, by using an integrated approach to include debt-counseling services, developing effective payment plans, and increasing PacifiCorp's involvement with communities and agencies, ScottishPower's goal is to reduce the number of customers disconnected for nonpayment of electricity bills.

We intend to earn your trust and your respect.

We look forward to working together to build stronger communities. We're raising the bar for utility performance and you, our customers, are an important part of the process.

Sincerely,

RICHARD T. O'BRIEN                     ALAN V. RICHARDSON

Richard T. O'Brien                     Alan V. Richardson
Chief Operating Officer,               Chief Executive Officer,
PacifiCorp                             ScottishPower Inc

www.pacificorp.com                     www.scottishpower.plc.uk

[Utah Power Logo]                                           [ScottishPower Logo]



Dear Customers:

As you may already know, our two companies are proposing to merge. We believe that, together, we can improve the way we do business and become a model of excellent service, sound environmental practices, and positive community involvement.

Recently, we shared with you an unprecedented package of 15 customer service standards that we will implement when our proposed merger is approved. Today, we'd like to discuss how our companies will help nurture and strengthen communities through our expanded educational and community service commitments.

We're committed to enriching the communities we serve.

PacifiCorp, parent company of Utah Power, is proud of its long-standing support of our communities. Through the PacifiCorp Foundation, we have contributed $25 million to qualified non-profit arts/culture, education, health, and welfare organizations over the past 10 years. In an effort to build on this commitment and expand the reach of the Foundation within our communities, ScottishPower has pledged an additional $5 million to the Foundation endowment fund when the merger is completed.

We'll focus on youth and encouraging life-long learning.

Education is the cornerstone of any thriving community. In our merger filing, we have outlined a range of programs designed to promote life-long learning among Utah Power staff, as well as their families, students, and other groups and individuals throughout our communities.

Our proposed educational programs will:

o Introduce school-to-work initiatives with state education authorities and local business communities to encourage mentoring and work-shadowing programs for young people.
o Build on existing energy efficiency and electric safety education programs for students and communities.
o Establish "Open Learning Centers" for a large portion of Utah Power staff. Modeled on ScottishPower's successful network of 51 Open Learning Centers in the United Kingdom, the U.S. centers will provide employees with the opportunity to acquire new skills ranging from distance learning degrees and language classes to car repair and technical training and apprenticeship opportunities. Over time, these centers will be available to the families of employees and, ultimately, community groups.

We'll support the needs of all our customers.

We will increase Utah Power's involvement with non-profit heating assistance programs. Currently, Utah Power solicits contributions and then donates funds from customers to support the energy needs of low-income families. ScottishPower proposes to match customer donations annually, and by introducing innovation to conservation, energy efficiency, and low-income programs, proposes to double the number of customers served by this program.

In addition, by using an integrated approach to include debt-counseling services, developing effective payment plans, and increasing Utah Power's involvement with communities and agencies, ScottishPower's goal is to reduce the number of customers disconnected for nonpayment of electricity bills.

We intend to earn your trust and your respect.

We look forward to working together to build stronger communities. We're raising the bar for utility performance and you, our customers, are an important part of the process.

Sincerely,

RICHARD WALJE                          ALAN V. RICHARDSON

Richard Walje                          Alan Richardson
Vice President, Utah Power             Chief Executive Officer,
                                       ScottishPower Inc

www.pacificorp.com                     www.scottishpower.plc.uk

                                                                    May 18, 1999



Dear Preferred Shareholder:

By now you should have received our PacifiCorp/ScottishPower merger proxy materials. We would like to highlight two key items, the merger proposal and the unsecured debt proposal, that require your approval as a preferred shareholder.

We believe that the ScottishPower merger proposal will make PacifiCorp a part of a larger and stronger company. ScottishPower's commitment to best practices and customer satisfaction will improve the operations of our core utility operations in the U.S.

Under the merger proposal, PacifiCorp will continue to operate under its current name and with its headquarters in Portland, Oregon. Your preferred stock will not be converted and all of your existing rights and preferences as a preferred shareholder will be preserved. In addition, the rating agencies, Moody's, Standard & Poor's and Duff and Phelps have affirmed PacifiCorp's ratings and improved their outlook for PacifiCorp as a consequence of the proposed merger.

You and any other preferred shareholder who votes for the merger proposal will receive a special cash payment of $1 per share ($0.25 per share for the $1.16, $1.18 and $1.28 Series), if the proposal passes and the necessary regulatory approvals are obtained. Holders of the $1.16, $1.18 and $1.28 Series should note that we will be redeeming your shares prior to the merger closing.

In addition to the merger proposal, PacifiCorp is separately requesting your approval of a proposal to increase the amount of unsecured debt that PacifiCorp is allowed to have outstanding. Many utilities in recent years have received approval of similar proposals in order to remain competitive in our capital-intensive industry. Unlike most of these other utilities who have eliminated the limit on unsecured debt, we are proposing a $5 billion increase in the amount we can have outstanding. This amount is designed to give PacifiCorp the flexibility to optimize the use of both secured and unsecured financing in order to be equally competitive. Nonetheless, PacifiCorp will continue to target "A" ratings for its secured debt (which we expect will continue to be our predominant source of long-term financing) and has capital structure policies in place to achieve this goal. Moody's, Standard & Poor's and Duff and Phelps have confirmed that passage of this proposal will not change their ratings of PacifiCorp.

You and any other preferred shareholder who votes for the unsecured debt proposal will receive a special cash payment of $1 per share ($0.25 per share for the $1.16, $1.18 and $1.28 Series), if the proposal passes.

Both of these proposals are of great importance to PacifiCorp and we strongly urge you to approve them. The Board of Directors of PacifiCorp has recommended that you vote in favor of both proposals. On both of these matters, not voting is the same as a vote against the proposal, and either action will result in no special cash payment being made to you.

If you have any questions, please contact me at (503) 813-5666 or Bruce Williams, Assistant Treasurer, at (503) 813-5662. If you need additional materials or assistance in casting your vote, please contact the information agent that we hired for this solicitation, Innisfree M&A Incorporated, at (877) 750-2689 (toll free).

                                       Sincerely,

                                       W. E. PERESSINI

                                       W. E. Peressini
                                       Vice President, Treasurer